As filed with the Securities and Exchange Commission on May 16, 2018
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
Oil States International, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	76-0476605
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Three Allen Center 333 Clay Street, Suite 3460 Houston, Texas 77002
(Address of principal executive offices, including zip code)
____________________

Oil States International, Inc. 2018 Equity Participation Plan
(Full title of the plan)

Lloyd A. Hajdik Executive Vice President, Chief Financial Officer and Treasurer Three Allen Center, 333 Clay Street, Suite 4620 Houston, Texas 77002 (713) 652-0582
(Name, address and telephone number of agent for service)
Copies to:
Michael S. Telle
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	[X]	Accelerated filer	[ ]	Non-accelerated filer	[ ]	Smaller reporting company	[ ]
						Emerging growth company	[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [   ]
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amounts to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	2,000,000 shares	$36.38	$72,750,000	$9,058

(1)
This Registration Statement (as defined below) registers an aggregate of 2,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of Oil States International, Inc. (the “Registrant” or the “Company”) reserved for issuance under the Oil States International, Inc. 2018 Equity Participation Plan (as amended from time to time, the “Plan”). An aggregate of 3,347,616 shares of Common Stock may be offered or issued pursuant to the Plan, 1,347,616 of which were previously registered on a Registration Statement on Form S-8 (File No. 333-190584) filed on August 13, 2013 with the Securities and Exchange Commission relating to the offer and sale of 1,200,000 shares of Common Stock issuable pursuant to the terms of the Oil States International, Inc. 2001 Equity Participation Plan (as amended from time to time, the “Prior Plan”), and 2,000,000 shares of which are registered on this Registration Statement. A total of 11,300,000 shares of Common Stock were registered for issuance under the Prior Plan (plus an additional 1,876,109 shares made available under the Prior Plan as a result of an adjustment made pursuant to the anti-dilution provision of the Prior Plan in 2014 to reflect the Company's spin-off of Civeo Corporation).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on May 15, 2018.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Oil States International, Inc. (the “Company” or the “Registrant”) for the purpose of registering certain shares of common stock, $0.01 par value per share (“Common Stock”), of the Registrant reserved for issuance under the Oil States International, Inc. 2018 Equity Participation Plan (the “Plan”). The maximum number of shares of Common Stock reserved and available for issuance under the Plan shall be the sum of 2,000,000 shares, plus (i) any shares of Common Stock that, as of May 8, 2018 (the “Effective Date”), are available for issuance under the Oil States International, Inc. 2001 Equity Participation Plan (as amended from time to time, the “Prior Plan”) (and that are not subject to outstanding awards under the Prior Plan as of the Effective Date), and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that are not vested and/or subsequently expired or forfeited and cancelled, for any reason (collectively, the “Carried Forward Shares”), subject to certain adjustment as provided under the Plan. To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plan otherwise would have been returned to the Prior Plan after May 8, 2018 on account of the expiration, forfeiture or cancellation without a delivery of shares of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the Plan. The Plan was approved by the Company’s stockholders on May 8, 2018 at its annual meeting of stockholders.
The shares of Common Stock registered hereunder consist of (i) 2,000,000 shares of Common Stock approved for issuance under the Plan and (ii) 1,347,616 Carried Forward Shares. The Carried Forward Shares were previously registered for issuance under the Prior Plan pursuant to the Company’s Registration Statement with the Securities and Exchange Commission on Form S-8 (File No. 333-190584) (the “Prior Registration Statement”) on August 13, 2013 relating to the offer and sale of 1,200,000 shares of Common Stock. A total of 11,300,000 shares of Common Stock were registered for issuance under the Prior Plan. The Company is concurrently filing with the Commission a post-effective amendment to the Prior Registration Statement deregistering the Carried Forward Shares under the Prior Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on February 20, 2018, including information specifically incorporated by reference into such Annual Report on Form 10-K from the Registrant's Proxy Statement for its 2018 Annual Meeting of Stockholders, filed with the SEC on March 23, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the Commission on April 27, 2018;

(c)
The Registrant’s Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on January 19, 2018, January 24, 2018, January 26, 2018, February 2, 2018, February 7, 2018, February 26, 2018, March 5, 2018, May 8, 2018 and the Registrant’s Current Report on Form 8-K/A, filed with the SEC on February 20, 2018; and

(d)
The description of the Common Stock included in the Registrant’s Form 8-A filed with the SEC on February 6, 2001, including any subsequently filed amendments and reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws
Article 11 of the Registrant’s certificate of incorporation provides that no director shall be personally liable to us or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, and Section 6.1 of the Registrant’s bylaws provides a non-exclusive indemnification for certain acts by persons acting as an officer, director, employee or agent of the Company.
The Company determines whether the indemnification of the present or former director, officer, employee or agent is proper in the circumstances in accordance with Section 145 of the DGCL as described above.
Certain Other Arrangements
The Registrant carries directors and officers liability coverages designed to insure the Registrant’s officers and directors and those of the Registrant’s subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to the Registrant and the Registrant’s subsidiaries for sums paid to directors and officers as indemnification for similar liability.
In addition, the Registrant has entered into indemnity agreements with the Registrant’s directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes Signatures and is incorporated herein by reference.

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number		Description
4.1	—
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001 (File No. 001-16337)).

4.2	—	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, as filed with the Commission on March 13, 2009 (File No. 001-16337)).

4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, as filed with the Commission on November 7, 2000 (File No. 333-43400)).

4.4	—
Registration Rights Agreement, dated January 12, 2018, by and between the Company and GEODynamics B.V. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on January 19, 2018 (File No. 001-16337)).

4.5*	—	Oil States International, Inc. 2018 Equity Participation Plan

5.1*	—	Opinion of Vinson & Elkins L.L.P.

10.1*	—	Form of Restricted Stock Agreement under the Company's 2018 Equity Participation Plan

10.2*	—	Form of Non-Employee Director Restricted Stock Agreement under the Company's 2018 Equity Participation Plan

10.3*	—	Form of Employee Nonqualified Stock Option Agreement under the Company's 2018 Equity Participation Plan

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Weaver & Tidwell L.L.P.

23.3*	—	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	—	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 16, 2018.

Oil States International, Inc.

By	/s/ Lloyd A. Hajdik
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer and Treasurer
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Cindy B. Taylor and Lloyd A. Hajdik, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on May 16, 2018.

Signature	Title

/s/ Mark G. Papa	Chairman of the Board
Mark G. Papa

/s/ Cindy B. Taylor	President, Chief Executive Officer and Director
Cindy B. Taylor	(Principal Executive Officer)

/s/ Lloyd A. Hajdik	Executive Vice President, Chief Financial Officer and Treasurer
Lloyd A. Hajdik	(Principal Financial Officer)

/s/ Brian E. Taylor	Vice President, Controller and Chief Accounting Officer
Brian E. Taylor	(Principal Accounting Officer)

/s/ Lawrence R. Dickerson	Director
Lawrence R. Dickerson

/s/ S. James Nelson, Jr.	Director
S. James Nelson, Jr.

/s/ Robert L. Potter	Director
Robert L. Potter

/s/ Christopher T. Seaver	Director
Christopher T. Seaver

Signature	Title

/s/ William T. Van Kleef	Director
William T. Van Kleef

/s/ Stephen A. Wells	Director
Stephen A. Wells